Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Edward Nebb
Comm-Counsellors, LLC
203-972-8350
enebb@optonline.net

LAZARE KAPLAN INTERNATIONAL INC.
THIRD QUARTER FISCAL 2008 RESULTS

NEW YORK, N.Y. – April 11, 2008 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the third fiscal quarter of fiscal 2008 ended February 29, 2008.

     Net sales for the three and nine months ended February 29, 2008 were $82.2 million and $275.3 million, respectively, as compared to $104.3 million and $337.6 million for the prior year periods.

     Polished diamond revenue for the three and nine months ended February 29, 2008 were $38.1 million and $115.0 million, respectively, as compared to $35.3 million and $109.9 million for the prior year periods. The current quarter and year-to-date results reflect increased sales of both branded diamonds and fine cut commercial diamonds.

     Rough diamond sales were $44.1 million and $160.3 million for the three and nine months ended February 29, 2008, as compared to $68.9 million and $227.7 million for the comparable prior year periods.

     Gross Margin for the three and nine months ended February 29, 2008 was 10.1% and 8.3%, respectively, as compared to 7.0% and 5.2% for the prior year periods. The increase in overall gross margin reflects improved margins on both polished diamond sales and rough diamond trading operations.

     Net income / (loss) for the three and nine month periods ended February 29, 2008 was $3.3 million, or $0.40 per fully diluted share, and $4.0 million, or $0.48 per fully diluted share, compared to $0.1 million, or $0.01 per fully diluted share, and $(3.1) million, or $(0.38) per fully diluted share, in the respective prior year periods. Fully diluted earnings per share for the three and nine month period ended February 29, 2008 are based on the weighted average number of shares outstanding of 8,354,742 and 8,338,347, as compared to 8,390,159 and 8,197,484 in the comparable prior year periods.

     Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of or demand for the Company's products, pricing pressures, adequate supply of rough diamonds and other competitive factors. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and per share data)

	Three Months Ended		Nine Months Ended
February 29 and 28, (unaudited)	2008	2007	2008	2007
Net sales	$82,169	$104,257	$275,290	$337,552
Cost of Sales	73,873	96,980	252,352	320,101
	8,296	7,277	22,938	17,451
Other Income	4,700	-	4,700	-
	12,996	7,277	27,638	17,451
Selling, general and administrative expenses	9,735	5,777	22,970	18,847
	3,261	1,500	4,668	(1,396)
Interest expense, net of interest income	(1,120)	(1,754)	(4,124)	(5,024)
Equity in income of joint ventures	2,295	361	4,856	1,561
Income / (loss) before income taxes	4,436	107	5,400	(4,859)
Income tax provision / (benefit)	1,127	49	1,380	(1,729)
NET INCOME / (LOSS)	$3,309	$58	$4,020	$(3,130)

EARNINGS / (LOSS) PER SHARE
Basic earnings / (loss) per share	$0.40	$0.01	$0.49	$(0.38)
Average number of shares outstanding during the period	8,251,616	8,197,634	8,256,227	8,197,484

Diluted earnings / (loss) per share	$0.40	$0.01	$0.48	$(0.38)
Average number of shares outstanding during the period
assuming dilution	8,354,742	8,390,159	8,338,347	8,197,484